Griffin Capital Essential Asset REIT, Inc.
January 11, 2019

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
301 South College Street | 23rd Floor Charlotte, NC 28202-6041 T 704.417.3000 F 704.377.4814 nelsonmullins.com

Griffin Capital Essential Asset REIT, Inc.
January 11, 2019

Exhibit 8.3

January 11, 2019

Board of Directors
Griffin Capital Essential Asset REIT, Inc.
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, CA 90245

Re:    GCEAR I and GCEAR II Merger
Ladies and Gentlemen:
We have served as counsel to Griffin Capital Essential Asset REIT, Inc. a Maryland corporation (the “Company”) operating as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, and Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of the Company (“GCEAR I OP”), in connection with (i) the merger of the Company with and into Globe Merger Sub, LLC, a Maryland limited liability company (“Merger Sub”) wholly owned by Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (“GCEAR II”) with Merger Sub being the surviving entity (“the REIT Merger”), and (ii) the merger of Griffin Capital Essential Asset Operating Partnership II, L.P., a Delaware limited partnership and the operating partnership of GCEAR II (“GCEAR II OP”) with and into GCEAR I OP with GCEAR I OP continuing as the surviving entity (the “OP Merger” and collectively with the REIT Merger, the “Mergers”). The Mergers will be effectuated pursuant to an Agreement and Plan of Merger, dated December 14, 2018, by and among the Company, GCEAR I OP, GCEAR II, GCEAR II OP and Merger Sub (the “Merger Agreement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
In connection with the Registration Statement (File Number 333-229101) of GCEAR II filed on Form S-4 on December 31, 2018, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”), and subject to the limitations set forth herein, we are providing the opinion set forth below.
In giving the opinion set forth below, we have examined the following:

1.	the Merger Agreement;

2.	the Registration Statement;

3.
the First Articles of Amendment and Restatement of the Company as supplemented by Articles Supplementary to the Charter (collectively, the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (“SDAT”);

Griffin Capital Essential Asset REIT, Inc.
January 11, 2019

4.
the form of the Articles of Amendment to the Charter, and form of the Articles Supplementary thereto (collectively, the “Amended Charter”) to be filed with the SDAT on or prior to the effective date of the REIT Merger; and

5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In connection with the opinion rendered below, we have assumed generally that (i) each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy, and has not been further amended; (ii) the obligations imposed on each of the parties to the documents referred to above have been performed or satisfied in accordance with their terms; (iii) the Amended Charter, in substantially the form examined by us, shall have been timely filed with the SDAT in the form and manner required by law; and (iv) the Company and GCEAR II have each operated in such a manner that makes the representations contained in the respective certificates of each dated as of the date above and executed by a duly appointed officer of each (the “Officer’s Certificates”), true for all years and taxable periods covered by such certificate.
In connection with the opinion rendered below, we also have relied upon the correctness of the representations and covenants as to factual matters contained in the Officer’s Certificates. After reasonable inquiry, we are not aware of any facts inconsistent with such representations. We have assumed that the representations in the Officer’s Certificates are true, correct and complete and will remain true, correct and complete and that each representation or covenant contained in the Officer’s Certificates qualified as to knowledge, belief, or intent is true, correct and complete without regard to such qualification.
Based on the factual matters in the documents and assumptions set forth above and the representations as to factual matters set forth in the Officer’s Certificates, we are of the opinion that the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
We have not reviewed the Company’s or GCEAR II’s compliance with the documents or assumptions set forth above, or the representations set forth in the, respective Officer’s Certificates.
The foregoing opinion is based on current provisions of the Code and the Treasury regulations promulgated thereunder (“Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter speaks only as of the date hereof and we undertake no obligation to update any opinion expressed herein after the date of this letter. This opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document (other than as an

Griffin Capital Essential Asset REIT, Inc.
January 11, 2019

exhibit to the Merger Agreement or in compilations of closing documents), or filed with any governmental agency without our express written consent, except as required by applicable Law.
We hereby consent to the filing of this opinion as Exhibit 8.3 to the Registration Statement. We also consent to the use of our firm name in the Registration Statement under the headings “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended, or the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Nelson Mullins Riley & Scarborough, LLP